Exhibit 99.1

Ivanhoe Energy Reports 2013 Financial Results and Operating Highlights

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY, March 17, 2014 /CNW/ - Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) reported today its financial results and operating highlights for 2013.

Government processes, market conditions, and capital constraints resulted in a challenging year for Ivanhoe Energy.  Despite these headwinds, the Company advanced its patented and proprietary Heavy-to-Light (HTL®) upgrading technology, paving the way for full commercialization.  Additionally, the Company gained clarity from the Ecuadorian Government on the requirements to achieve approval of the consortium contract for Block 20.

Looking ahead the Company will right-size the organization, establish key partnerships, create greater financial strength and commercialize HTL.

Year End Financial Summary

Ivanhoe Energy filed its year-end financial report on Form 10-K with the U.S. Securities and Exchange Commission and its MD&A and audited annual financial statements with the Canadian Securities Administrators for the year ended December 31, 2013.

(US$000s, except per share amounts)	Three months ended Dec. 31,		Year ended Dec. 31,
	2013	2012	2013	2012

Net loss from continuing operations	(108,184)	(12,820)	(143,754)	(64,018)
Net loss per share, from continuing operations*	(0.94)	(0.11)	(1.25)	(0.56)

Net cash used in operating activities	(5,383)	(12,895)	(36,432)	(27,060)

Capital expenditures	(857)	(4,073)	(16,927)	(47,444)

Cash and cash equivalents (end of period)	23,556	62,819	23,556	62,819
Restricted cash	500	20,500	500	20,500

* Basic and diluted

The Company posted a net loss from continuing operations of $143.8 million, which represents an increase of $79.8 million compared to 2012. This increase is mainly attributable to $101.1 million in non-cash impairment charges, $6.9 million higher general and administrative expenses and $1.2 million in other net charges.  The increase in net loss from continuing operations was partially offset by $11.9 million in deferred income tax recoveries, $7.6 million lower exploitation and evaluation expenses, $3.7 million in net foreign currency gains and $2.0 million lower finance expenses.

Non-cash Impairment Charges

Ivanhoe's 2013 results from operations were materially affected by a non-cash impairment charge of $101.1 million relating to the HTL partial upgrading process.  Pursuant to International Financial Reporting Standards (IFRS) accounting standards, an impairment in the recorded book value of HTL was required as a result of the Company's current market capitalization and risk adjusted forecasted future cash flows. The Company abides by IFRS accounting standards; however, this impairment charge does not represent the Company's assessment of HTL's commercial value (See HTL details below). Under IFRS, the impairment charge can be reversed in the future once facts and circumstances relating to the charge improve.

Capital Expenditures

The Company's capital investments amounted to $16.9 million in 2013, which is $30.7 million less than the expenditures in 2012.  In 2013, capital expenditures included $8.4 million for environmental work, road work and drilling the IP-14b appraisal well in Ecuador; $7.5 million in Canada for a winter data acquisition program that provided project planning information and supported an addendum submitted to the Alberta Energy Regulator in the third quarter; and, property, plant and equipment capital expenditures of $1.0 million for office, computer and leasehold improvements.

Net Cash Used in Operating Activities

Net cash used in operating activities in 2013 was $36.4 million, an increase of $9.4 million from $27.0 million in 2012. The increase is primarily due to $6.9 million in increased cash G&A expenses, which are explained below.  The remaining $2.5 million variance includes taxes, closing costs and previous years' results related to the discontinued operations in China.

General and Administrative Expenses

The Company incurred G&A expenses of $38.1 million in 2013, an increase of $7.0 million compared to costs of $31.1 million in 2012. The increase is primarily due to specific, non-recurring activities including increased legal fees, severance and retention costs and the excess of short-term incentive compensation over a 2012 accrual.

Liquidity and Capital Resources

At December 31, 2013, Ivanhoe Energy had approximately $23.6 million in cash and cash equivalents.  Ivanhoe anticipates existing financial resources will fund activities until mid-third quarter; however, additional funding will be required to maintain the Company's business activities as currently constituted.  The proposed consortium contract for Block 20 will bolster the Company's current liquidity position once approved by the Government of Ecuador. If required, the Company is considering all private and public forms of capital.

Heavy-to-Light (HTL)

HTL is ready to be deployed at a commercial scale. As announced in 2013:

•	An industry leading and recognized international energy consulting firm validated that HTL Synthetic Crude Oil (SCO) should be valued on or close to par with Brent pricing.
•	Leading consultants to the energy and chemical industries, The Kline Group, completed an evaluation which compares HTL to more than 10 other upgrading technologies under development today. In this comparison, The Kline Group concluded that HTL is the leading partial upgrading technology due to five significant advantages including its advanced stage of development, low capex/opex and high yields of high quality synthetic crude oil.
•	Ivanhoe successfully upgraded heavy crude oil from Ecopetrol S.A. (7.2 °API), demonstrating the flexibility and robustness of the process to convert diverse heavy crude feedstocks into high value, marketable and pipeline-ready SCO.
•	Ivanhoe conducted several tests at the Feedstock Test Facility in San Antonio, Texas that demonstrated the stability of the SCO product for pipelining and refining.
•	Refinery hydrotreater pilot plant studies demonstrated that HTL SCO produces specification products including naphtha, diesel and jet.
•	Ivanhoe and SBM Offshore formed a global strategic alliance, combining their respective expertise to create Floating, Production, Upgrading, Storage and Offloading vessels (FPUSO's). The two parties are co-marketing the process globally.
•	Ivanhoe is in ongoing discussions with several companies in Canada, Mexico and Colombia.
•	Ivanhoe continues to strengthen its intellectual property portfolio, filing several new patent applications in 2013.

Ivanhoe's extensive activity over the past year demonstrates the Company's focus to achieve HTL technology commercialization.  Once commercialized, HTL will assist in the evolution or paradigm shift currently underway in the oil and gas industry involving the migration of hydrocarbon upgrading and refining process intensities closer to the production source.  By removing carbon closer to the production source historical transportation constraints and refinery infrastructure bottlenecks will be mitigated.

Corporate Matters

In 2013, Ivanhoe successfully maintained operations with zero safety and environmental lost time incidents.  Given the importance of this achievement, employees were recognized for realizing this corporate objective.  However, the Leadership Team was evaluated on a number of other factors, none of which were achieved.  As a result, no cash bonuses were paid to the Leadership Team for 2013 performance.

The NASDAQ stock exchange recently informed Ivanhoe Energy that the Company has qualified for an additional 180 calendar day extension until September 2, 2014 before it must comply with all listing requirements.  If necessary, the Company will effect a reverse stock split to cure the deficiency.

Project Highlights

Tamarack - Canada

As disclosed previously, Ivanhoe has suspended activity on its current Tamarack oil sands project until there is greater regulatory certainty as to a path to approval.  Until then, Ivanhoe will limit Tamarack spending to only essential items.

Block 20 - Ecuador

The Company continues to pursue Ecuadorian Government approval for the proposed joint financial participation agreement with a large international oil company.  If approved, this new consortium contract would supplant Ivanhoe's existing contract.  The Company is in active discussions with the Government and the proposed consortium partner on future Block 20 development.

Nyalga - Mongolia

In 2013 the Company completed a 106 kilometer 2-D seismic program. Independent consultants created a prospects report that combines this new seismic data and results from 2012 drilling. The report recommends three potential drill sites to be evaluated.  The Company was granted a two-year extension to the initial five-year term of the exploration license, set to expire July 19, 2013.   The Production Sharing Contract (PSC) term now ends on July 19, 2015. This provides additional time to find a partner or buyer. The PSC permits an additional two year extension from July 2015.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTL®). Core operations are in Canada, United States, and Ecuador, with business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN. For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, statements relating to the timing and amount of proceeds of agreed upon and contemplated disposition transactions, statements relating to anticipated capital expenditures,  statements relating to the timing and success of regulatory review applications, and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTL® technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, our ability to complete agreed upon and planned asset dispositions, competition and other risks disclosed in Ivanhoe Energy's 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

SOURCE: Ivanhoe Energy Inc.

%CIK: 0001106935

For further information:

Ivanhoe Energy
Hilary McMeekin
Manager, Corporate Communications
(403) 817 1108
hmcmeekin@ivanhoeenergy.com

CO: Ivanhoe Energy Inc.

CNW 17:18e 17-MAR-14